Exhibit 99.1

NEWS RELEASE

ZOMAX ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS

Revenue Expected to be Approximately $58.5 Million
Internal Review Identifies Accounting Irregularities at Irish Operations Resulting in
Restatements of Full Year 2003 and First, Second and Third Quarter 2004 Results

MINNEAPOLIS, MN, March 1, 2005—Zomax Incorporated (NASDAQ: ZOMX), today announced preliminary results for the fourth quarter ended December 31, 2004. The Company expects to report revenue of approximately $58.5 million for the fourth quarter of 2004 and a net loss of approximately $0.04 to $0.05 per share.  The Company expects full year 2004 revenues to be approximately $199 million and fully diluted losses, including the effect of previously disclosed litigation reserves and gains on the sale of available-for-sale securities, to be approximately $0.25 to $0.26 per share.

The Company’s fourth quarter 2004 results include a pre-tax charge of $1.0 million, or $0.02 per share, relating to a previously disclosed settlement offer made in connection with its pending consolidated class action lawsuit. A portion of the settlement offer includes the proposed issuance of Zomax securities. The fourth quarter charge reflects the increase in share price from September 24, 2004, when the initial reserve was established, to December 31, 2004.  There is no assurance that the final settlement of this matter will not materially exceed the related reserves established by the Company.

Identified Accounting and Financial Reporting Irregularities

An internal review has identified accounting irregularities at the Company’s Zomax Ireland subsidiary, Zomax Limited.  The ongoing investigation has identified a number of inappropriate accounting entries made by certain members of the Ireland accounting organization.  As a result, the Company and its Audit Committee have concluded that the Company’s financial statements for the full year 2003, and for the first, second and third quarters of 2004, should be restated and are therefore no longer reliable. The Company expects to file restated financial statements for the aforementioned periods as soon as practical.  The Company has communicated such conclusions with its independent registered public accounting firm, Deloitte & Touche, LLP.

“The situation in Ireland is disappointing, as it mars what would have been a good fourth quarter for Zomax. Our fourth quarter 2004 results include a pre-tax loss of approximately $1.8 million, or $0.05 per share, relating to our operations in Ireland.  We have and will continue to make the necessary changes to our Irish operating model to address this situation.  Due to the obscuring of the true operating results of Ireland, we were unable to implement these changes in a more commensurate and timely manner,” said Anthony Angelini, President and CEO of Zomax.

Estimated Impact of Restatements

Zomax currently estimates that the restatements caused by the accounting irregularities at its Irish subsidiary will negatively impact the previously reported net loss for the full year 2003 by approximately $0.6 million or $0.02 per share.  However, the restatements do not negatively affect 2004 revenues, and revenues in 2003 are expected to slightly increase by approximately $100,000.  Estimates of the expected impact of the restatements on the first three quarters of 2004 are as follows:  For the first quarter of 2004, the previously reported net loss is expected to be negatively impacted by approximately $0.6 million, or $0.02 per share; the net income previously reported for the second quarter of 2004 is expected to be negatively impacted by approximately $0.7 million, or $0.02 per share; and the previously reported net loss for the third quarter of 2004 is expected to be negatively impacted by approximately $0.5 million, or $0.02 per share.

As disclosed in the Company’s Form 8-K filed on March 1, 2005, the Company has determined that as a result of the accounting irregularities discussed above it has an internal control deficiency that constitutes a material weakness as defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2.  The Company will be making full disclosures with regard to its assessment of internal controls in its 2004 Annual Report on Form 10-K.

The Company intends to release its fully audited 2004 results by March 30, 2005 and will subsequently host a conference call to discuss the results.

Conference Call

Zomax will host a conference call on Wednesday, March 2, 2005 beginning at 8:30 a.m. Eastern Time (7:30 a.m. Central Time), to discuss the matters outlined in this press release.

To participate in this conference call, please call 800.500.0311 and enter Code # 7744790.  A replay of the conference call will be available until midnight March 9, 2005 by calling 719.457.0820 or 888.203.1112 and entering Code # 7744790. The conference call will also be available by webcast.  Participants may log on to the webcast conference call by pre-registering at www.zomax.com and clicking on the webcast link.

About Zomax:

Zomax helps companies more efficiently bring their products and content to market worldwide. Zomax’ solutions enhance the process of sourcing, production, and fulfillment through a modular suite of supply chain services. These services include “front-end” customer contact and e-commerce services, material management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management. Founded in 1993, Zomax operates 11 facilities across the United States, Canada, Mexico and Ireland. The Company’s Common Stock is traded on the NASDAQ Stock Market under the symbol “ZOMX”. For more information on Zomax, visit www.zomax.com or call (866) 553-9393.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release relating to expected financial results for the fourth quarter and full year 2004 and the restatement of financial statements for prior periods are forward-looking statements and are subject to risks and uncertainties.  Actual results could differ materially based on a number of factors including, but not limited to, the timing and nature of the final resolution of the accounting matters discussed in this press release and the Company’s ability to implement certain changes to its Zomax Ireland operations.  Until the restatement of the Company’s financial statements for prior periods has been completed, no assurance can be given with respect to the financial statement adjustments, the impacts resulting from such adjustments or the periods affected by such adjustments.

Company Contacts:	Investor/Media Contact:
Anthony Angelini	Douglas Sherk/Chris Toth
President and CEO	CEO/Vice President
Zomax, Inc.	EVC Group, Inc.
(763) 553-9300	(415) 896-6820

Rob Rueckl
Chief Financial Officer
Zomax, Inc.
(763) 553-9300